EMPLOYMENT AGREEMENT This Employment Agreement (“Agreement”), dated and effective this 31st day of January, 2025 (the “Effective Date”), is entered into by and between Alpha Metallurgical Resources, Inc., a Delaware corporation (“Employer”), and Joshua T. Munsey (“Employee”). Defined terms used herein are set forth in Section 7.14. WITNESSETH: WHEREAS, Employer has employed Employee as its EVP and Chief Financial Officer since August 9, 2022, and as an employee of Alpha Metallurgical Services, LLC (“AMS”); and WHEREAS, Employee agrees to continue to be employed by Employer on and after the Effective Date pursuant to the terms and conditions contained herein. NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Employer and Employee agree as follows: ARTICLE 1: EMPLOYMENT AND DUTIES: 1.1 Employer agrees to, and agrees to cause AMS to, continue to employ Employee, and Employee agrees to continue to be employed hereunder, for a term (the “Term”) beginning as of the Effective Date and continuing through the third (3rd) anniversary of the Effective Date, pursuant to the terms and conditions of this Agreement. The Term shall remain in effect until terminated in accordance with the provisions set forth herein, and shall be automatically extended for successive twelve (12) month periods unless either party provides written notice to the other at least ninety (90) days prior to the end of the then current Term of such party’s election not to extend the Term. 1.2 Employee shall serve as EVP and Chief Financial Officer of Employer, shall be employed by AMS as an employee of AMS. Employee shall report to the Chief Executive Officer of Employer (the “CEO”). Employee shall serve in the assigned positions or in such other executive capacities as may be agreed to, from time to time, between Employee and Employer, the CEO, the Employer’s Board of Directors (“Board of Directors”), and/or the Employer Entities (as defined below). Employee agrees to perform diligently and to the best of Employee’s abilities, and in a trustworthy, businesslike and efficient manner, the duties and services pertaining to such positions as reasonably determined by Employer, the CEO, AMS and the Board of Directors, as well as such additional or different duties and services appropriate to such positions which Employee from time to time may be reasonably directed to perform by the CEO, the Board of Directors, AMS and/or Employer. 1.3 Employee shall at all times comply in all material respects with, and be subject to, such policies and procedures as Employer and/or the Employer Entities may establish from time to time, including, without limitation, Employer’s Code of Business Ethics and any policy relating to sexual harassment (each, an “Employer Policy”). Employee agrees (i) to abide by any compensation recovery, recoupment, anti-hedging, anti-pledging, stock ownership, or other policy applicable to executives of Employer and its affiliates that is adopted by the Board of Directors or a duly authorized committee thereof; (ii) that any such cash-or equity-based incentive compensation granted will be subject to any compensation recovery or recoupment policy applicable to executives of Employer and its affiliates that is adopted by the Board of

Directors (or a duly authorized committee thereof) to adhere to the intent of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), or other applicable law, as advised to the Board of Directors in a written opinion (including via e-mail correspondence) from Employer’s legal counsel; and (iii) that the terms and conditions of this Agreement shall be deemed automatically and unilaterally amended to the minimum extent necessary to ensure compliance by Employee and this Agreement with such policies, the Dodd-Frank Act, Sarbanes-Oxley, and any other applicable law. 1.4 Except as expressly approved by the CEO and the Board of Directors, Employee shall, during the period of Employee’s employment hereunder, devote Employee’s full business time, energy, and best efforts to the business and affairs of Employer, AMS and the Employer Entities. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee’s performance of Employee’s duties hereunder, is contrary to the interest of Employer, AMS or any of their subsidiaries or affiliates (each such subsidiary or affiliate, together with AMS, an “Employer Entity,” or collectively, the “Employer Entities”) or requires any significant portion of Employee’s business time. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments which do not conflict with the business and affairs of Employer or any of the Employer Entities or interfere with Employee’s performance of his duties hereunder. Employee may not serve on the board of directors of any entity (other than an Employer Entity, related industry trade association, public institution, government appointed public or quasi-public body, or not-for-profit charitable organization so long as such activities do not, individually or in the aggregate, interfere with Employee’s performance of his duties hereunder) during the Term without prior approval by the CEO and the Board of Directors. 1.5 Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Employer and the Employer Entities and to do no act which, directly or indirectly, injures or would reasonably be expected to injure any such entity’s business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest would adversely affect Employer, or any Employer Entity, involves a possible conflict of interest. In keeping with Employee’s fiduciary duties to Employer and the Employer Entities, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Employer or any Employer Entity, or upon discovery thereof, allow such a conflict to continue. 1.6 Nothing contained in this Agreement shall be construed to preclude the transfer by Employer or AMS of Employee’s employment to another Employer Entity (“Subsequent Employer”) as of, or at any time after, the Effective Date and no such transfer shall be deemed to be a termination of employment for purposes of Article 3 hereof; provided, however, that, effective with such transfer, all obligations of Employer and AMS hereunder shall be assumed by and be binding upon, and all rights of Employer and AMS hereunder shall be assigned to, such Subsequent Employer and the defined terms “Employer” and “AMS” as used herein and any other terms referring and/or relating to Employer or AMS shall thereafter be deemed amended to mean and refer to such Subsequent Employer. Except as otherwise provided above, all of the terms and conditions of this Agreement, including without limitation,

Employee’s rights, compensation, benefits and obligations, shall remain in all material respects and taken as a whole, no less favorable to Employee following such transfer of employment. ARTICLE 2: COMPENSATION AND BENEFITS: 2.1 Employee’s base salary during the Term shall be $550,000.00 per annum (“Base Salary”) which shall be paid in accordance with Employer’s standard payroll practice. Employee’s Base Salary shall be reviewed annually by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and may be increased, in the Compensation Committee’s sole discretion, from time to time. Notwithstanding the foregoing, effective January 1st of each calendar year during the Term, Employee’s Base Salary shall automatically be increased by five percent (5%). Such increased base salary shall become the minimum Base Salary under this Agreement and may not be decreased thereafter without the written consent of Employee unless otherwise permitted by this Agreement. 2.2 Commencing with the 2025 calendar year and for each calendar year thereafter during the Term, Employee shall be eligible to receive an annual cash performance bonus (an “Annual Bonus”), to the extent earned based on performance against performance criteria established for each calendar year by the Compensation Committee pursuant to the terms of Employer’s Annual Incentive Bonus Plan (as may be amended or superseded from time to time, the “Bonus Plan”). Employee’s Annual Bonus opportunity for a calendar year shall equal 100% of Employee’s Base Salary for that calendar year if target levels of performance for that year are achieved (the “Target Bonus”), and shall equal 200% of Employee’s Base Salary for that calendar year if maximum levels or above of performance for that year are achieved. Employee’s Annual Bonus for a calendar year shall be determined by the Compensation Committee after the end of the applicable calendar year and shall be paid to Employee when annual bonuses for that calendar year are paid to other senior executives of Employer generally, but in no event later than March 15 of the calendar year following the calendar year to which such Annual Bonus relates. Subject to the terms of the Bonus Plan, to the extent that performance levels for a given calendar year are achieved below any applicable threshold levels, Employee shall not be entitled to receive any Annual Bonus for such year, and to the extent that performance levels are achieved between performance levels, the amount of Employee’s Annual Bonus for such year shall be calculated on a pro rata basis by the Compensation Committee. 2.3 Employee will continue to participate in Employer’s 2018 Long-Term Incentive Plan (as amended or restated from time to time, the “LTIP”) at a target of 200% of annual base salary, in accordance with the terms of the LTIP. 2.4 Employee will be entitled to the use of a company vehicle in accordance with Employer’s company vehicle usage policies. 2.5 Employee shall be entitled to four (4) weeks paid vacation in each calendar year which may be used in accordance with Employer’s vacation policy as in effect from time to time. Employee shall also be entitled to all paid holidays given by Employer to its executive officers generally. 2.6 During the Term, Employer shall pay or reimburse Employee for all actual, reasonable and customary expenses incurred by Employee in the course of his employment; provided that such expenses are incurred and accounted for in accordance with Employer’s applicable policies and procedures. In addition, Employer shall reimburse Employee in an amount not to exceed $15,000, for reasonable, documented legal fees and expenses (including, without limitation, attorneys’ fees) incurred by Employee in the preparation, negotiation and execution of this Agreement. 2.7 While employed hereunder, Employee shall be eligible to participate in, subject to, and on the same terms generally as other employees of Employer, all general employee benefit plans and programs which are made available by Employer to Employer’s similarly situated employees. 2.8 Notwithstanding anything to the contrary in this Agreement, it is specifically understood and agreed that the Employer Entities shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any incentive, employee benefit or stock or stock option program or plan. 2.9 Notwithstanding any other provisions in this Agreement to the contrary, any incentive or other compensation paid to Employee pursuant to this Agreement or any other plan, policy, program, or agreement or arrangement of or with Employer that is subject to clawback or other similar recovery under Employer Policy, applicable law, government regulation or stock exchange listing requirement, as any of the same may be in effect from time to time, will be subject to such clawback or other recovery as may be required thereunder. 2.10 Any compensation, benefits, or other amounts payable under this Agreement shall be subject to withholding for all federal, state, city, or other taxes as may be required pursuant to any applicable law or governmental regulation or ruling. 2.11 All references to Employer in this Article 2 shall, as the context may require, refer to AMS for purposes of paying and providing to Employee any applicable compensation and benefits under this Article 2. ARTICLE 3: TERMINATION OF EMPLOYMENT AND EFFECTS OF SUCH TERMINATION 3.1 Employee’s employment hereunder shall be terminated prior to the end of the Term: (i) upon the death of Employee, (ii) upon Employee’s Permanent Disability (as defined below), (iii) at any time by Employer upon written notice to Employee, (iv) by Employee without Good Reason (as defined below) upon ninety (90) days prior written notice to Employer (which notice period may be waived or shortened by Employer in its sole discretion without such action constituting Good Reason) or (v) by Employee for Good Reason upon written notice to Employer. Employee agrees and confirms that any termination of Employee’s employment pursuant to this Article 3 shall constitute, with no further action required, Employee’s resignation from any position that Employee holds as an employee, manager, agent or officer of, service provider to, or member of the board of directors of, Employer and any Employer Entity, each such resignation to be effective on the date of the termination of Employee’s employment hereunder.

3.2 If Employee’s employment is terminated by reason of any of the following circumstances (i), (ii), or (iii), Employee shall be entitled to receive only the benefits set forth in Section 3.3 below: (i) Termination by Employer for Employer Cause. Termination of Employee’s employment for “Employer Cause” shall mean termination of Employee’s employment by Employer for any of the following: (a) Employee’s gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement, (b) Employee’s conviction of, or plea of guilty or nolo contendere to, (x) a felony or (y) a crime involving moral turpitude, (c) Employee engaging in fraudulent or criminal activity, including misappropriation or embezzlement (whether or not prosecuted), (d) Employee’s material violation of any Employer Policy, (e) Employee’s breach of any provision of Article 4 or Article 5 of this Agreement, (f) Employee’s material breach of any other provision of this Agreement, provided that Employee has received written notice from Employer and been afforded a reasonable opportunity (not to exceed thirty (30) days) to cure such breach (if capable of being cured), (g) any continuing or repeated failure or refusal by Employee to perform his material duties as requested by the Board of Directors after Employee has been afforded a reasonable opportunity (not to exceed thirty (30) days) to cure such breach (if capable of being cured), or (h) conduct by Employee which brings Employer and/or the Employer Entities into public disgrace or disrepute in any material respect. Determination as to whether or not Employer Cause exists for termination of Employee’s employment will be made by the Board of Directors in its sole discretion. (ii) Termination by Employee by Resignation Other Than for Good Reason. Employee’s resignation, other than for Good Reason (as defined below), shall mean termination of Employee’s employment by Employee’s resignation of employment with Employer and any Employer Entity, but not including any termination of employment by Employee for Good Reason as described in Section 3.4(i) or a Termination In Connection With A Change in Control (as defined below) by Employee described in Section 3.6(i). (iii) Election Not to Renew Term by Employee. Employee elects not to renew the Term pursuant to Section 1.1 of this Agreement. 3.3 If Employee’s employment is terminated by reason of Section 3.2(i), 3.2(ii) or 3.2(iii), Employee shall be entitled to the following: (i) Employee shall be entitled to: (a) any Base Salary earned, accrued or owing to Employee through the effective date of termination of employment, (b) reimbursement in accordance with Section 2.6 for all reasonable and customary accrued but unpaid expenses incurred by Employee prior to the effective date of termination of employment and (c) accrued and vested amounts and benefits to which Employee may be entitled under the employee benefit plans of any Employer Entity in accordance with the terms thereof, if any (collectively, the “Accrued Obligations”). (ii) In the event that Employee’s employment is terminated by reason of Section 3.2(ii) or 3.2(iii), Employee shall also be entitled to receive any individual bonuses or individual incentive compensation earned and accrued but not yet paid, but due and payable under Employer’s plans for years prior to the year of Employee’s termination of employment.

(iii) Except for the Accrued Obligations and any payments described in Section 3.3(ii), it is specifically understood that all future compensation to which Employee is entitled and all future benefits for which Employee is eligible, shall cease and terminate as of the effective date of termination of employment. 3.4 If Employee’s employment is terminated by reason of (i), (ii), (iii), or (iv) below, and, in the case of (i) and (ii), other than a Termination In Connection With A Change in Control, as otherwise provided in Section 3.7, Employee shall be entitled to receive the benefits set forth in Section 3.5 or Section 3.6, as applicable. In addition, Employee’s participation in the Key Employee Separation Plan (“KESP”) shall terminate effective as of the Effective Date, and all benefits for termination of Employee’s employment shall be solely governed by this Agreement. (i) Termination by Employee for Good Reason (Other Than A Termination In Connection With A Change in Control). Termination of Employee’s employment by Employee for “Good Reason” shall mean a termination of Employee’s employment by Employee with Employer and any Employer Entity as a result of the occurrence, without Employee’s written consent, of one of the following events: (a) a material reduction in Employee’s (1) annual Base Salary or (2) Target Bonus opportunity (unless such reduction in (1) and/or (2) relates to an across-the-board reduction similarly affecting Employee and all or substantially all other executives of Employer); (b) Employer makes or causes to be made a material adverse change in Employee’s position, authority, duties or responsibilities which results in a material diminution in Employee’s position, authority, duties or responsibilities, including, without limitation, Employee being required to report to any person other than the CEO, except in connection with a termination of Employee’s employment with any Employer Entity for Permanent Disability, Employer Cause, death, or temporarily as a result of Employee’s incapacity or other absence for an extended period; (c) a relocation of Employer’s principal place of business, or of Employee’s own office as assigned to Employee by any Employer Entity, to a location that increases Employee’s normal work commute by more than fifty (50) miles; or (d) an acquiror in a Change in Control (as defined in Section 3.7, below) fails to assume this Agreement in its entirety in accordance with the following terms: (1) the acquiror’s assumption of this Agreement must be a closing condition to such Change in Control, (2) such assumption must be in writing and contractually effective immediately as of the closing of such Change in Control, and (3) such assumption must extend the Term to the three (3) year anniversary from the Closing of such Change in Control, subject to renewals thereafter in accordance with Section 1.1. In order for Employee to terminate for Good Reason, (a) the CEO must be notified by Employee in writing within ninety (90) days of the event constituting Good Reason becoming known to Employee, (b) the event must remain uncorrected by the applicable Employer Entity for thirty (30) days following such notice (the “Notice Period”), and (c) such termination must occur within sixty (60) days after the expiration of the Notice Period; provided, however, that the foregoing procedure set forth in this sentence shall not apply to, and not be required with respect to, any Good Reason set forth in Section 3.4(i)(d) (i.e., acquiror failing to assume this Agreement in a Change in Control pursuant to the requirements of Section 3.4(i)(d)). (ii) Employer Termination Without Employer Cause (Other Than A Termination In Connection With A Change in Control). Termination of Employee’s employment by Employer for any reason other than for Employer Cause, including, without limitation, termination by Employer or resignation by Employee as a result of Employer’s election not to renew the Term pursuant to Section 1.1, but not including a Termination In Connection With A Change in Control by Employer described in Section 3.6(i). (iii) Death. Termination due to the death of Employee. (iv) Termination due to Employee’s Permanent Disability. Termination of Employee’s employment for “Permanent Disability” shall mean a termination of Employee’s employment due to Employee having a physical or mental incapacity to perform his usual duties with such condition likely to remain continuously and permanently as determined by Employer. 3.5 Subject to the provisions of Section 3.6(i), Section 3.8, and Section 3.9, if Employee’s employment is terminated by Employee under Section 3.4(i) or by Employer under Section 3.4(ii), Employee shall be entitled to each of the following: (i) Employer shall pay to Employee an amount equal to the sum of: (a) one and one-half (1.5) times Employee’s Base Salary in effect as of the effective date of termination of employment plus (b) one and one-half (1.5) times Employee’s Target Bonus for the year in which the effective date of termination of employment occurs plus (c) Employee’s Target Bonus for the year in which the effective date of termination occurs, prorated to reflect the portion of such year that the Employee was employed by Employer. Except as otherwise provided herein, such compensation shall, subject to the provisions of Section 7.2, be paid to Employee in equal installments in accordance with Employer’s customary payroll practices commencing with the first pay period following the effective date of termination of employment and ending on the 24- month anniversary of the effective date of such termination of employment, provided that Employer’s obligation to make any further payments of such amount shall cease on the date Employee violates any of the covenants set forth in Article 4 or Article 5 hereof; provided further that, notwithstanding installment payments to the contrary, Employer shall take all efforts to pay compensation provided in Section 3.5(i)(a), (b) and (c) in the form of a lump sum payment to the extent such would not cause an impermissible acceleration of payments under Section 409A (e.g., amount subject to short-term deferral rule, amount within 2 times the Section 401(a)(17) limit, amount not exceeding the Section 402(g) limit, etc.). (ii) With respect to any outstanding equity awards or cash-based long-term incentive awards made by the Employer or any of the Employer Entities upon a termination of an Employee's employment with the Employer or any of the Employer Entities pursuant to Section 3.4(i) or Section 3.4(ii), as the case may be, (1) the service condition applicable to any stock options, restricted stock and other equity and cash-based rights held by the Employee will fully vest as of Employee’s effective date of termination of employment, and all stock options held by Employee shall remain exercisable until the earlier to occur of: (a) the expiration date of the applicable option term or (b) the one (1) year anniversary of the Employee's date of termination of employment; and (2) the performance condition applicable to any service-vested awards held by the Employee that are also subject to performance-vesting conditions will be pro-rated based on the period of time that the Employee was employed by Employer or any of the Employer Entities during the applicable vesting period of such award and will settle at target levels on Employee’s date of termination of employment. (iii) Employee shall be entitled to receive the Accrued Obligations.

(iv) Employee shall be entitled to receive any individual bonuses or individual incentive compensation earned and accrued but not yet paid, but due and payable under Employer’s plans for years prior to the year of Employee’s termination of employment. (v) To the extent permitted by applicable law and the insurance and benefits policies in which Employee is entitled to participate (collectively, “Benefit Plans”), Employer or AMS, as applicable, shall maintain Employee’s paid coverage for health and dental insurance (through the payment or reimbursement of Employee’s COBRA premiums) and life insurance benefits (through the reimbursement of Employee’s premiums upon conversion to individual policy) for the earliest to occur of: (a) Employee obtaining the age of 65, (b) the date Employee is eligible to participate in another employer’s group health plan (which Employee must provide prompt notice with respect thereto to Employer), or (c) the expiration of the COBRA Continuation Period (as defined below). During the applicable period of coverage described in the foregoing sentence, Employee shall be entitled to benefits, on substantially the same basis as would have otherwise been provided had Employee not been terminated and neither Employer nor AMS, as applicable, will have any obligation to pay any benefits to, or premiums on behalf of, Employee after such period ends. The COBRA Continuation Period for medical and dental insurance under this Section 3.5(v) shall be deemed to run concurrent with the continuation period federally mandated by COBRA (generally eighteen (18) months). For purposes of this Agreement, (a) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and (b) “COBRA Continuation Period” shall mean the continuation period for medical and dental insurance to be provided under the terms of this Agreement which shall commence on the first day of the calendar month following the month in which the date of termination falls and shall continue for an eighteen (18) month period. Employee shall be entitled to reimbursement of life insurance premiums as provided in this Section 3.5(v) to the extent such expense is actually incurred for the applicable calendar year and reasonably substantiated. Any such reimbursement shall be made no later than the end of the calendar year following the calendar year in which such expense is incurred by Employee. The benefits under this Section 3.5(v) shall be referred to as the “Continuation Benefits”. 3.6 If Employee’s employment is terminated by reason of Section 3.4(iii) or (iv), Employee’s estate, in the case of death, or Employee (or his legal guardian), in the case of Permanent Disability, shall be entitled to each of the following: (i) Employee shall be entitled to receive the Accrued Obligations. (ii) Employee shall be entitled to receive the Continuation Benefits (other than, in the case of Employee’s death, life insurance benefits). (iii) Employee shall be entitled to receive any individual bonuses or individual incentive compensation earned and accrued but not yet paid, but due and payable under Employer’s plans for years prior to the year of Employee’s termination of employment. 3.7 Involuntary Termination In Connection with a Change in Control. In the event Employee’s employment is terminated at the request of an acquiror of Employer during the 90- day period immediately preceding a Change in Control, or on or within the one-year period immediately following a Change in Control (a “Termination In Connection With A Change In Control”) by: (i) Employee for Good Reason or (ii) Employer other than for Employer Cause,

Employee shall be entitled to receive the benefits set forth in Section 3.8. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the date of this Agreement: (a) any merger, consolidation or business combination in which the stockholders of Employer immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (b) the sale of all or substantially all of Employer’s assets in a single transaction or a series of related transactions to a person entity that is not an Affiliate of Employer, (c) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding common stock of Employer by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than (1) any employee plan established by Employer or any subsidiary, (2) Employer or any of its Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) an entity owned, directly or indirectly, by stockholders of Employer in substantially the same proportions as their ownership of Employer, or (d) a contested election of directors, as a result of which or in connection with which the persons who were directors of Employer before such election or their nominees cease to constitute a majority of the Board of Directors. 3.8 Subject to the provisions of Section 3.9, if Employee’s employment is terminated pursuant to Section 3.7, Employee shall be entitled to each of the following: (i) Employer shall pay to Employee an amount equal to the sum of (a) two (2) times Employee’s Base Salary in effect as of the effective date of termination, plus (b) two (2) times Employee’s Target Bonus for the year in which the effective date of the termination occurs; plus (c) Employee’s Target Bonus for the year in which the effective date of termination occurs, prorated to reflect the portion of such year that the Employee was employed by Employer. Except as otherwise provided herein, and subject to Section 7.2, such compensation shall be paid to Employee in a lump sum payment within the seven-day period immediately following satisfaction of the timing requirements set forth in Section 3.9, below. (ii) With respect to any outstanding equity awards or cash-based long-term incentive awards made by the Employer or any of the Employer Entities upon a termination of an Employee's employment with the Employer or any of the Employer Entities, (1) the service condition applicable to any stock options, restricted stock and other equity and cash-based rights held by the Employee will fully vest as of Employee’s effective date of termination of employment, and all stock options held by Employee shall remain exercisable until the earlier to occur of: (a) the expiration date of the applicable option term or (b) the one (1) year anniversary of the Employee’s date of termination of employment; and (2) the performance condition applicable to any service-vested awards held by the Employee that are also subject to performance-vesting conditions will be pro-rated based on the period of time that the Employee was employed by Employer or any of the Employer Entities during the applicable vesting period of such award and will settle at target levels on Employee’s date of termination of employment. (iii) Employee shall be entitled to receive any individual bonuses or individual incentive compensation earned and accrued but not yet paid, but due and payable under Employer’s plans for years prior to the year of Employee’s termination of employment. (iv) Employee shall be entitled to receive the Accrued Obligations.

(v) Employee shall be entitled to receive the Continuation Benefits. 3.9 The severance benefits paid and provided to Employee pursuant to Section 3.3, Section 3.5 and/or Section 3.8 shall be in consideration of Employee’s continuing obligations hereunder after such termination of employment, including, without limitation, Employee’s obligations under Article 4 and Article 5. Further, as a condition to the receipt of any such severance benefits, other than the Accrued Obligations, Employer shall require Employee to first execute a release, in substantially the form attached hereto as Annex A, releasing Employer and all other Employer Entities, and their respective officers, directors, employees, and agents, from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims and causes of action arising out of Employee’s employment with Employer and any other Employer Entities or the termination of such employment. The release must be executed by Employee by no later than the 60th day following Employee’s termination of employment; provided that if the sixty (60) day period begins in one taxable year and ends in the following taxable year, such payments shall not commence until such following taxable year. If Employee fails or otherwise refuses to execute a release within the time specified herein, or revokes the release during the revocation period defined therein, Employee will not be entitled to any such severance benefits and Employer shall have no further obligations with respect to the payment of the severance benefits, other than the Accrued Obligations. The performance of Employer’s obligations under Section 3.3, Section 3.5 and/or Section 3.8 and the receipt of the severance benefit provided thereunder by Employee shall constitute full settlement of all such claims and causes of action. Employee shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to which a severance benefit payment or benefit under Section 3.3, Section 3.5 and/or Section 3.8 is owing and the amounts and benefits due Employee pursuant to Section 3.3, Section 3.5 and/or Section 3.8 shall not be reduced or suspended, except as otherwise provided, if Employee accepts subsequent employment or earns any amounts as a self-employed individual, provided, however that in the event Employee breaches any of Employee’s obligations under Article 4 or Article 5 of this Agreement, then, in addition to Employer’s right to specific performance pursuant to Section 5.5 or any other rights that Employer or each Employer Entity may have under this Agreement or otherwise, Employer and each Employer Entity shall have the right to terminate payment of any amounts or benefits to which Employee would otherwise be entitled pursuant to this Article 3. Employee’s rights under Section 3.3, Section 3.5 and/or Section 3.8 are Employee’s sole and exclusive rights against Employer, or any Employer Entity, and Employer’s sole and exclusive liability to Employee under this Agreement, whether such claim is based in contract, tort or otherwise, for the termination of his employment relationship hereunder. Employee agrees that all disputes relating to Employee’s employment or termination of employment shall be resolved through the dispute resolution provisions provided in Section 7.7 hereof; provided, however, that decisions as to whether there is “Employer Cause” for termination of the employment relationship with Employee and whether and as of what date Employee has become Permanently Disabled shall be limited to whether such decision was reached in good faith. Nothing contained in this Article 3 shall be construed to be a waiver by Employee of any benefits accrued for or due to Employee under any employee benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) maintained by Employer or AMS, except that Employee shall not be entitled to any severance benefits pursuant to any severance plan or program of Employer and/or the Employer Entities except as outlined in this Agreement.

3.10 For the avoidance of doubt, Employee shall not be a participant in Employer’s KESP, and Employee shall not be entitled to any severance or similar benefits in connection with a termination of his employment except as set forth in this Agreement. 3.11 Termination of the employment relationship does not terminate those obligations imposed by this Agreement, which are continuing obligations, including, without limitation, Employee’s obligations under Article 4 and Article 5. 3.12 The payment of any monies to Employee under this Agreement after the date of termination of employment does not constitute an offer or a continuation of employment of Employee. In no event shall Employee represent or hold himself out to be an employee of Employer or any Employer Entity after the effective date of termination of employment. Except where any Employer Entity is lawfully required to withhold any federal, state, or local taxes, Employee shall be responsible for any and all federal, state, or local taxes that arise out of any payments to Employee hereunder. 3.13 During any period during which any monies are being paid to Employee under this Agreement after the effective date of termination of employment, Employee shall provide to Employer and any Employer Entity reasonable levels of assistance in answering questions concerning the business of Employer and any Employer Entity, transition of responsibility, or litigation. Employer shall reimburse Employee for all out-of-pocket expenses of Employee reasonably incurred in connection with such assistance in accordance with Employer’s expense reimbursement policy. Any such assistance after the effective date of termination of employment shall be scheduled so as not to unreasonably interfere or conflict with the obligations which Employee may owe to any subsequent employer. 3.14 All references to Employer in this Article 3 shall, as the context may require, refer to AMS for purposes of paying and providing to Employee any applicable compensation and benefits under this Article 2. ARTICLE 4: OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION: 4.1 All information, ideas, concepts, innovations, developments, methods, processes, designs, analyses, drawings, reports, discoveries and inventions and all improvements to any of the foregoing, whether or not patentable or reduced to practice, which are conceived, made, developed or acquired by Employee in whole or in part, individually or in conjunction with others, during Employee’s employment by Employer or any of the Employer Entities, both before and after the date hereof (whether during business hours or otherwise and whether on Employer’s premises or otherwise) which relate to the business, products or services of Employer or the Employer Entities (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, marks, and any copyrightable work, trademark, trade secret or other intellectual property rights (whether or not composing confidential information, and all writings or materials of any type embodying any of such items) (collectively, “Work Product”), shall be the sole and exclusive property of

Employer or any Employer Entity, as the case may be, and shall be treated as “work made for hire” to the fullest extent permissible under applicable law, including the U.S. Copyright Act. If, for any reason, any Work Product shall not legally be a “work made for hire” and/or ownership of any Work Product does not automatically accrue to Employer or another Employer Entity, as applicable, then Employee hereby irrevocably assigns and agrees to assign any and all of Employee’s right, title and interest thereto, whether or not now or hereafter known, existing, contemplated, recognized or developed, to Employer, and Employer shall have the right to use the same in perpetuity throughout the universe in any manner determined by Employer without any further payment to Employee whatsoever. To the extent Employee has any right, title or interest in any Work Product that cannot be assigned in the manner described above, Employee hereby unconditionally and irrevocably exclusively licenses such Work Product to Employer. Without limiting the foregoing, it is recognized that Employee is an experienced executive in the business of Employer and the Employer Entities, and through over a decade of work in such business prior to his employment by Employer has acquired and retains knowledge, contacts, and information which are not covered by this Article 4. 4.2 Employee shall promptly and fully disclose all Work Product to Employer and shall cooperate and perform all actions reasonably requested by Employer (whether during or after the Term) to establish, confirm and protect Employer’s and/or the Employer Entities’ right, title and interest in such Work Product. Without limiting the generality of the foregoing, Employee agrees to assist Employer, at Employer’s expense, to secure Employer’s and the Employer Entities’ rights in the Work Product in any and all countries, including the execution by Employee of all applications and all other instruments and documents which Employer and/or the Employer Entities shall deem necessary in order to apply for and obtain rights in such Work Product. If Employer is unable because of Employee’s mental or physical incapacity or for any other reason (including Employee’s refusal to do so after request therefor is made by Employer) to secure Employee’s signature to apply for or to pursue any application for any registrations covering Work Product belonging to Employer and/or the Employer Entities pursuant to Section 4.1 above, then Employee by this Agreement irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of registrations thereon with the same legal force and effect as if executed by Employee. Employee’s obligations to assist Employer and/or the Employer Entities with respect to Work Product as set forth herein shall continue beyond the termination of Employee’s employment by Employer or any Employer Entities. Employee agrees not to apply for or pursue any application for any registrations covering any Work Product other than pursuant to this Section 4.2. 4.3 Employee acknowledges that the businesses of Employer and the Employer Entities are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer and/or the Employer Entities use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer and the Employer Entities in maintaining their competitive position. Employee acknowledges that by reason of Employee’s duties to, and association with, Employer and the Employer Entities, Employee has had and will have access to, and has and will become informed of, confidential business information which is a competitive asset of Employer and the Employer Entities. Employee hereby agrees that Employee will not, at any time during or after his employment by any Employer Entity, make any unauthorized disclosure of any confidential business information or trade secrets of Employer or the Employer Entities, or make any use thereof, except in the carrying out of his employment responsibilities hereunder. Employee shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Employee’s legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Employee shall, to the extent practicable and lawful in any such events, give prior notice to Employer of his intent to disclose any such confidential business information in such context so as to allow Employer or an Employer Entity an opportunity (which Employee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. 4.4 Notwithstanding the foregoing, Employee has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise prohibits or limits Employee from disclosing this Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and Employee may do so without notifying Employer. Neither Employer nor any Employer Entity may retaliate against Employee for any of these activities, and nothing in this Agreement or otherwise requires Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other governmental entity or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits Employee from notifying Employer that Employee is going to make a report or disclosure to law enforcement. Notwithstanding anything in this Agreement to the contrary, pursuant to the Defend Trade Secrets Act of 2016, Employee and Employer acknowledge and agree that Employee shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of any trade secret that (i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, Employee and Employer further acknowledge and agree that if Employee files a lawsuit for retaliation by Employer or any Employer Entity for reporting a suspected violation of law, Employee may disclose the trade secret to his attorney and may use the trade secret information in the court proceeding, if Employee (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

4.5 All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee’s employment by Employer or any Employer Entity which contain or disclose confidential business information or trade secrets of Employer or the Employer Entities, or which relate to Employee’s Work Product described in Section 4.1 above, shall be and remain the property of Employer, or the Employer Entities, as the case may be. Upon termination of Employee’s employment for any reason or upon the request of Employer, Employee shall promptly deliver the same, and all copies thereof, to Employer. ARTICLE 5: COVENANT NOT TO COMPETE: 5.1 In consideration of the compensation to be paid to Employee under this Agreement, Employee acknowledges that in the course of Employee’s employment, he has and will become familiar with Employer’s and the Employer Entities’ trade secrets, business plans and business strategies and with other confidential business information concerning Employer and the Employer Entities and that Employee’s services have been and shall be of special, unique and extraordinary value to Employer and the Employer Entities. Employee also acknowledges that in the course of his employment he had and will have access to Employer’s and the Employer Entities’ relationships and goodwill with their customers, distributors, suppliers and employees. In light of Employee’s value to, and knowledge of, Employer, the Employer Entities, and the Business (as defined below) and Employee’s compensation pursuant to this Agreement, Employee agrees that, during the Term and for a period of two (2) years following a termination of Employee’s employment for any reason (the “Non-Compete Period”), he will not, in association with or as an officer, principal, manager, member, advisor, agent, partner, director, material stockholder, employee or consultant of any corporation (or sub-unit, in the case of a diversified business) or other enterprise, entity or association, work on the acquisition or development of, or engage in any line of business, property or project which is, directly or indirectly, competitive with any business that Employer or any Employer Entity engages in during the Term, including but not limited to, the mining, processing, transportation, distribution, trading and sale of synfuel, coal and coal byproducts (collectively, the “Business”). Such restriction shall cover Employee’s activities anywhere in the states in the United States in which Employer or any Employer Entity conducts operations during the Term or jurisdictions outside the United States in which Employer or any Employer Entity conducts operations during the Term. 5.2 During the Non-Compete Period, Employee will not (i) solicit or induce (or attempt to induce) any person who is or was employed by Employer or any of the Employer Entities at any time during such term or period or the six-month period prior to such solicitation or inducement to (A) interfere with the activities or businesses of Employer or any Employer Entity or (B) discontinue his or her employment with Employer or any of the Employer Entities, or (ii) hire directly or through another entity any person who is or was employed by Employer or any of the Employer Entities at any time during the six-month period prior to the date such person is to be so hired. 5.3 During the Non-Compete Period, Employee will not, directly or indirectly, influence or attempt to influence any customers, distributors or suppliers of Employer or any of the Employer Entities to divert their business to any competitor of Employer or any Employer Entity or in any way interfere with the relationship between any such customer, distributor or supplier and Employer and/or any Employer Entity (including, without limitation, making any negative statements or communications about Employer or any Employer Entity). During the Non-Compete Period, Employee will not, directly or indirectly, acquire or attempt to acquire any business in any state in the United States or jurisdictions outside the United States in which Employer or any Employer Entity conducts operations during the Term, if during the Term, Employer or any Employer Entity has made an acquisition proposal relating to the possible acquisition of such business (such business, an “Acquisition Target”), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any person or entity other than Employer or any Employer Entity. 5.4 Employee understands that the provisions of Sections 5.1, 5.2 and 5.3 hereof may limit his ability to earn a livelihood in a business in which he is involved, but as a member of the management group of Employer and the Employer Entities he nevertheless agrees and hereby acknowledges that: (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Employer and any of the Employer Entities; (ii) such provisions contain reasonable limitations as to time, scope of activity, and geographical area to be restrained; and (iii) the consideration provided hereunder, including without limitation, any amounts or benefits provided under Article 3 hereof, is sufficient to compensate Employee for the restrictions contained in Sections 5.1, 5.2 and 5.3 hereof. In consideration of the foregoing and in light of Employee’s education, skills and abilities, Employee agrees that he will not assert that, and it should not be considered that, any provisions of Sections 5.1, 5.2 or 5.3 otherwise are void, voidable or unenforceable or should be voided or held unenforceable. 5.5 If, at the time of enforcement of Article 4 or Article 5 of this Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Employee acknowledges that he is a member of Employer’s and the Employer Entities’ management group with access to Employer’s and the Employer Entities’ confidential business information and his services are unique to Employer and the Employer Entities. Employee therefore agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in Article 4 and Article 5 will be inadequate and that in the event of any such breach, Employer and the Employer Entities may, in addition to the other remedies which may be available to them at law, apply to any court of competent jurisdiction to obtain specific performance and/or injunctive relief prohibiting Employee (together with all those persons associated with him) from the breach of such covenants and agreements and to enforce, or prevent any violations of, the provisions of this Agreement. In addition, in the event of a breach or violation by Employee of this Article 5, the Non-Compete Period set forth in this Article 5 shall be tolled until such breach or violation has been cured. 5.6 Each of the covenants of this Article 5 are given by Employee as part of the consideration for this Agreement and as an inducement to Employer to enter into this Agreement and accept the obligations hereunder.

5.7 If Employee materially breaches any obligation under Article 4 or Article 5 hereof, Employer shall provide written notice of such breach to Employee and (i) Employee shall pay to Employer, in cash, an amount equal to any and all payments paid to or on behalf of Employee under Article 3 of this Agreement and (ii) any equity or equity-based awards that are unvested as of the date of such breach or were entitled to accelerated vesting under Section 3.5(ii) or 3.8(ii) shall be immediately forfeited in their entirety. Employee agrees that failure to make such timely payment to Employer constitutes an independent and material breach of this Agreement by Employee, for which Employer may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies Employer may have resulting from Employee’s breach of the obligations set forth in Article 4 and/or Article 5 hereof. Employee agrees that timely payment to Employer as set forth herein is reasonable and necessary because the damages that will result from a breach of Article 4 and/or Article 5 hereof cannot readily be ascertained. Further, Employee agrees that timely payment to Employer as set forth herein is not a penalty, and it does not preclude Employer from seeking all other remedies that may be available to Employer, including, without limitation, those set forth in this Article 5. ARTICLE 6: CODE SECTION 280G: 6.1 Notwithstanding anything in this Agreement to the contrary, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from Employer or any other person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from Employer and/or such person(s) will be $1.00 less than three (3) times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better “net after-tax position” to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made applying principles, assumptions and procedures consistent with Section 280G of the Code by an accounting firm or law firm of national reputation that is selected for this purpose solely by Employer with input from Employee (the “280G Firm”), including the valuation of any non-compete for purposes of determining services to be rendered in the future. In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm will retain the services of an independent valuation expert. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from Employer (or its affiliates) used in determining if a “parachute payment” exists, exceeds $1.00 less than three (3) times Employee’s base amount, then Employee shall immediately repay such excess to Employer upon notification that an overpayment has been made. Nothing in this Section 6 shall require Employer to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code. ARTICLE 7: MISCELLANEOUS: 7.1 For purposes of this Agreement, the terms “affiliate” or “affiliates” mean means any entity that, directly or indirectly through one or more intermediaries’ controls, is controlled by or is under common control with, Employer. 7.2 Section 409A. (i) The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Code, the regulations issued thereunder or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). (ii) For purposes of Section 409A, each payment hereunder, including each severance installment payment, shall be treated as a “separate payment” within the meaning of Section 409A. For purposes of this Agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided under Section 409A. Employee shall have no right to designate the date of any payment hereunder. Notwithstanding anything to the contrary herein, to the extent required by Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year, (y) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit. (iii) With respect to payments subject to Section 409A (and not excepted therefrom), if any, it is intended that each payment is paid on permissible distribution event and at a specified time consistent with Section 409A. Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment hereunder is subject to Section 409A (and not excepted therefrom) and payable on account of a “separation from service” within the meaning of Section 409A, such payment shall be delayed for a period of six months after the date of such separation from service (or, if earlier, the death of Employee) if Employee is a “specified employee” (as defined in Section 409A and determined in accordance with the procedures established by Employer). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the 6-month anniversary of the date of separation from service. (iv) Notwithstanding any provision of this Agreement to the contrary, Employee acknowledges and agrees that neither Employer nor any of the Employer Entities shall be liable for, and nothing provided or contained in this Agreement will be construed to obligate or cause Employer or any of the Employer Entities to be liable for, any tax, interest or penalties imposed on Employee related to or arising with respect to any violation of Section 409A. 7.3 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: If to Employer: Alpha Metallurgical Resources, Inc. 340 Martin Luther King Jr. Blvd. PO Box 848 Bristol, TN 37620 Attn: General Counsel If to Employee: To his last known personal residence 7.4 This Agreement shall be governed by and construed and enforced, in all respects, in accordance with the law of the State of Delaware, without regard to principles of conflicts of law. 7.5 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. 7.6 It is a desire and intent of the parties that the term, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect. 7.7 It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree that any such dispute shall, as the sole and exclusive remedy, be submitted for resolution, then pursuant to binding arbitration to be held in Bristol, Tennessee, in accordance with the employment arbitration rules (except as modified below) of the American Arbitration Association and with the Expedited Procedures thereof (collectively, the “Rules”); provided, however, that Employer, on its own behalf and on behalf of any of the Employer Entities, and the Employers Entities shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of Articles 4 and 5 and Employee hereby consents that such restraining order or injunction may be granted without the necessity of Employer or any Employer Entity posting any bond. Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be experienced in deciding cases concerning the matter which is the subject of the dispute. Each of the parties agrees that in any such arbitration that pre-arbitration discovery shall be limited to the greatest extent provided by the Rules, that the award shall be made in writing no more than 30 days following the end of the proceeding, that the arbitration shall not be conducted as a class action, that the arbitration award shall not include factual findings or conclusions of law. Any award rendered by the arbitrator shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person. 7.8 This Agreement shall be binding upon and inure to the benefit of Employer, the Employer Entities, their respective successors in interest, and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business assets of Employer and the Employer Entities by any means, whether indirectly or directly, and whether by purchase, merger, consolidation, or otherwise. Employee’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of Employee’s death. 7.9 This Agreement replaces and merges any previous agreements and discussions pertaining to the subject matter covered herein and constitutes the entire agreement of the parties (or any Employer Entity) with regard to the matters set forth herein. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the matters set forth herein which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer or any Employer Entity that is not contained in this Agreement shall be valid or binding. This Agreement may not be amended orally, but only by an instrument in writing signed by each of the parties to this Agreement; provided, however, Employer may, solely to the extent necessary to comply with Section 409A of the Code, modify the terms of this Agreement if it is determined that such terms would subject any payments or benefits hereunder to the additional tax and/or interest assessed under Section 409A of the Code. 7.10 Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Articles 3, 4, 5, 6, and this Article 7 will survive any termination or expiration of this Agreement or the termination of Employee’s employment for any reason whatsoever.

7.11 The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. 7.12 Employee hereby represents to Employer that the execution and delivery of this Agreement by Employee and Employer and the performance by Employee of Employee duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Employee is a party or otherwise bound. 7.13 This Agreement may be executed in one or more counterparts, each of which shall deemed to be in an original but all of which together will constitute one and the same instrument. 7.14 For purposes of this Agreement, “Accrued Obligations” shall have the meaning set forth in Section 3.3(i). “Acquisition Target” shall have the meaning set forth in Section 5.3. “Affiliate” shall have the meaning set forth in Section 7.1. “Annual Bonus” shall have the meaning set forth in Section 2.2. “Agreement” shall have the meaning set forth in the first paragraph hereof. “Base Salary” shall have the meaning set forth in Section 2.1. “Benefit Plans” shall have the meaning set forth in Section 3.5(v). “Board of Directors” shall have the meaning set forth in Section 1.2. “Bonus Plan” shall have the meaning set forth in Section 2.2. “Business” shall have the meaning set forth in Section 5.1. “AMS” shall have the meaning set forth in the recitals to this Agreement. “Change In Control” shall have the meaning set forth in Section 3.7. “COBRA” shall have the meaning set forth in Section 3.5(v). “COBRA Contribution Period” shall have the meaning set forth in Section 3.5(v). “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. “Compensation Committee” shall have the meaning set forth in Section 2.1. “Continuation Benefits” shall have the meaning set forth in Section 3.5(v). “Effective Date” shall have the meaning set forth in the recitals to this Agreement. “Employee” shall have the meaning set forth in the first paragraph hereof. “Employer” shall have the meaning set forth in the first paragraph hereof.

“Employer Cause” shall have the meaning set forth in Section 3.2(i). “Employer Entity” shall have the meaning set forth in Section 1.4. “Employer Policy” shall have the meaning set forth in Section 1.3. “Good Reason” shall have the meaning set forth in Section 3.4(i). “LTIP” shall have the meaning set forth in Section 2.3. “Non-Compete Period” shall have the meaning set forth in Section 5.1. “Notice Period” shall have the meaning set forth in Section 3.4(i). “Permanent Disability” shall have the meaning set forth in Section 3.4(iv). “Prior Agreement” shall have the meaning set forth in the recitals to this Agreement. “Effective Date” shall have the meaning set forth in the first paragraph hereof. “Rules” shall have the meaning set forth in Section 7.7. “SEC” shall have the meaning set forth in Section 4.4. “Separation from Service” shall have the meaning set forth in Section 7.2(iii). “Separate Payment” shall have the meaning set forth in Section 7.2(ii). “Shares” shall have the meaning set forth in Section 2.3. “Specified Employee” shall have the meaning set forth in Section 7.2(iii). “Subsequent Employer” shall have the meaning set forth in Section 1.6. “Target Bonus” shall have the meaning set forth in Section 2.2. “Term” shall have the meaning set forth in Section 1.1. “Termination In Connection With A Change In Control” shall have the meaning set forth in Section 3.6(i). “Work Product” shall have the meaning set forth in Section 4.1. “Date of Termination” shall have the meaning set forth in the Preamble of Annex A. “EEOC” shall have the meaning set forth in Section 1(c) of Annex A. “Employment Agreement” shall have the meaning set forth in the Preamble of Annex A. “Executive” shall have the meaning set forth in the Preamble of Annex A. “Releasees” shall have the meaning set forth in Section 1(a) of Annex A. [Signature Page Follows]

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective as of the Effective Date. EMPLOYER ALPHA METALLURGICAL RESOURCES, INC. By: /s/ Mark M. Manno | Name: Mark M. Manno Title: Executive VP, General Counsel & Secretary EMPLOYEE /s/ Joshua T. Munsey | Joshua T. Munsey

ANNEX A SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this _____ day of ___________, _____, by and between Alpha Metallurgical Resources, Inc., a Delaware corporation (the “Company”), and Joshua T. Munsey (“Executive”). Defined terms used but not defined herein shall have the meaning set forth in that certain Employment Agreement dated as of __________, 202__ between Executive and the Company (as amended from time to time, the “Employment Agreement”). WHEREAS, the Company advises Executive to consult with Executive’s own legal counsel before signing this Agreement; and WHEREAS, Executive formerly was employed by the Company as ____________ and by its wholly-owned subsidiary, Alpha Metallurgical Services, LLC, a Delaware limited liability company (“AMS”), as an employee of AMS; and WHEREAS, the Company employed Executive pursuant to the terms and conditions set forth in the Employment Agreement, which provides for certain payments and benefits in the event that Executive’s employment is terminated under certain circumstances; and WHEREAS, an express condition of Executive’s entitlement to the payments and benefits under the Employment Agreement is the execution of a general release in the form set forth below; and WHEREAS, Executive’s employment has been terminated effective _____________ ____, ____ (“Date of Termination”). NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows: 1.(a) To the fullest extent permitted by law, Executive, for and in consideration of the commitments of the Company as set forth in paragraph 5 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company and the Employer Entities (as defined in the Employment Agreement), and their affiliates, predecessors, subsidiaries and parents, and their present or former officers, directors, shareholders, employees, and agents, and its and their respective successors, assigns, heirs, executors, and administrators and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company or any Employer Entity (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from any time prior to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company or any Employer Entity and/or their subsidiaries or affiliates, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, as amended, Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended, the Civil Rights Act of 1991, as amended, the Worker Adjustment and Retraining Notification Act, as amended, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs; provided, that Executive does not release or discharge the Releasees from (i) any rights to any payments, benefits or reimbursements due to Executive under Sections 3.5 or 3.8 of the Employment Agreement; (ii) any rights of Executive to indemnification under any applicable directors’ and officers’ liability insurance policies maintained by the Company; (iii) any rights to any accrued and vested benefits (including any vested equity-based awards) due to Executive under any employee benefit plans sponsored or maintained by the Company; or (iv) any rights under the Section 4999 Agreement. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. This release is intended to be a general release, and excludes only those claims expressly set forth herein or that Executive cannot release as a matter of law under any statute or common law. Executive is advised to seek independent legal counsel if Executive seeks clarification on the scope of this release. (b) To the fullest extent permitted by law, and subject to the provisions of paragraph 10 and paragraph 12 below, Executive represents and affirms that Executive has not filed or caused to be filed on Executive’s behalf any charge, complaint or claim for relief against the Company or any Releasee that would be barred by the terms of this Agreement and, to the best of Executive’s knowledge and belief, no outstanding charges, complaints or claims for relief that would be barred by the terms of this Agreement have been filed or asserted against the Company or any Releasee on Executive’s behalf. In the event that there is outstanding any such charge, complaint or claim for relief, Executive agrees to seek its immediate withdrawal and dismissal with prejudice. In the event that for any reason said charge, complaint or claim for relief cannot be withdrawn, Executive shall not voluntarily testify, provide documents or otherwise participate in any investigation or litigation arising therefrom or associated therewith and shall execute such other papers or documents as the Company’s counsel determines may be necessary to have said charge, complaint or claim for relief dismissed with prejudice. Nothing herein shall prevent Executive from testifying in any cause of action when required to do so by process of law. Executive shall promptly inform the Company if called upon to testify. (c) Executive does not waive any right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or participate in an investigation or proceeding conducted by the EEOC, but explicitly waives any right to file a personal lawsuit or receive monetary damages that the EEOC might recover if said charge results in an EEOC lawsuit against the Company or any Releasee.

2. Executive acknowledges his obligation to comply with the restrictions described in Article 4 and Article 5 of the Employment Agreement. 3. Executive further agrees and recognizes that Executive has permanently and irrevocably severed Executive’s employment relationship with the Company and any Employer Entity, that Executive shall not seek employment with the Company or any Employer Entity at any time in the future, and that neither the Company nor any Employer Entity has any obligation to employ him in the future. Effective as of the Date of Termination, Executive resigned from and is removed from all boards and committees of the Company, the Employer Entities and their subsidiaries and affiliates on which Executive may have previously served. 4. Executive further agrees that Executive will not publicly disparage or subvert the Company or any Releasee, or make any public statement reflecting negatively on the Company, any Employer Entity, their subsidiaries or affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company or any Releasee, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement. The Company agrees that Company will instruct its executive officers and directors to not publicly disparage or subvert Executive or make any public statement reflecting negatively on Executive, including, but not limited to, any matters relating to Executive’s performance, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement. 5. In consideration for Executive’s promises, as set forth herein, the Company agrees to pay or provide to or for Executive the payments and benefits described in Sections 3.5 and 3.8 of the Employment Agreement. Except as set forth in this Agreement and subject to the exceptions set forth in clauses (i) through (iv) of paragraph 1, it is expressly agreed and understood that the Company and Releasees do not have, and will not have, any obligations to provide Executive at any time in the future with any payments, benefits or considerations other than those recited in this paragraph, or those required by law. 6. Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to him in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement. Executive agrees that absent execution without revocation of this Agreement containing a release of all claims against the Releasees, Executive is not entitled to the payments and benefits set forth in Sections 3.5 and 3.8 of the Employment Agreement. 7. Executive acknowledges and agrees that this Agreement and the Employment Agreement supersede any employment agreement or offer Executive has with the Company or any Releasee. To the extent Executive has entered into any other enforceable written agreement with the Company or any Releasee that contains provisions that are outside the scope of this Agreement and the Employment Agreement and are not in direct conflict with the provisions in this Agreement or the Employment Agreement, the terms in this Agreement and the Employment Agreement shall not supersede, but shall be in addition to, any other such agreement. Except as set forth expressly herein, no promises or representations have been made to Executive in connection with the termination of Executive’s Employment Agreement, if any, or offer letter, if any, with the Company, or the terms of this Agreement.

8. Notwithstanding the foregoing, Executive has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise prohibits or limits Executive from disclosing this Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and Executive may do so without notifying the Company. Neither the Company nor any Employer Entity may retaliate against Executive for any of these activities, and nothing in this Agreement or otherwise requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other governmental entity or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits Executive from notifying the Company that Executive is going to make a report or disclosure to law enforcement. Notwithstanding anything in this Agreement to the contrary, pursuant to the Defend Trade Secrets Act of 2016, Executive and the Company acknowledge and agree that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of any trade secret that (i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, Executive and the Company further acknowledge and agree that if Executive files a lawsuit for retaliation by the Company or any Employer Entity for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and may use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order. 9. Executive represents that Executive does not, without the Company’s prior written consent, presently have in Executive’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company, any Employer Entity and/or their predecessors, subsidiaries or affiliates or obtained as a result of Executive’s prior employment with the Company, any Employer Entity and/or their predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company, any Employer Entity and/or their predecessors, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, Executive shall promptly return in good condition any and all Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops, computers, and any other items requested by the Company. As of the Date of Termination, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers. 10. Nothing in this Agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the SEC or any self-regulatory organization. 11. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive. 12. Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorneys’ fees and costs. 13. Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. The dispute resolution provisions set forth in Section 7.7 of the Employment Agreement apply to any dispute regarding the termination of Executive’s employment, and any dispute related to and/or arising under this Agreement, including without limitation any challenge Executive may make regarding the validity of this Agreement. 14. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware. 15. Jurisdiction and venue in any proceeding by the Company or Executive to enforce their rights hereunder is specifically limited to any court geographically located in Bristol, Tennessee. 16. Executive certifies and acknowledges as follows: (a) That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and the Releasees from any legal action arising out of Executive’s employment relationship with the Company or any Employer Entity and the termination of that employment relationship; and (b) That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to him and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled; and (c) That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement; and

(d) That Executive does not waive rights or claims that may arise after the date this Agreement is executed; and (e) That the Company has provided Executive with a period of [twenty-one (21)] or [forty-five (45)] days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Separation of Employment Agreement and General Release is satisfactory to Executive; and (f) Executive acknowledges that this Agreement may be revoked by him within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder. [SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this ______ day of ______________, _____. Witness: Joshua T. Munsey ALPHA METALLURGICAL RESOURCES, INC. By: Witness: Name: Title: